PROSPECTUS SUPPLEMENT


(TO PROSPECTUS DATED OCTOBER 24, 1995)



                         2,400,000 PREFERRED SECURITIES                 LOGO (R)

                            SOUTHWEST GAS CAPITAL I

        9.125% TRUST ORIGINATED PREFERRED SECURITIES(SM) ("TOPRS(SM)")

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY


                           SOUTHWEST GAS CORPORATION

                            ------------------------


    The 9.125% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Southwest Gas Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Trust").
Southwest Gas Corporation, a California corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 9.125% Subordinated Deferrable Interest Notes due December 31, 2025 (the "Subordinated Debt Securities") of the Company. Upon an event of a default under the
                                                        (continued on next page)

                            ------------------------


    SEE "RISK FACTORS" COMMENCING ON PAGE S-6 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.



    The Preferred Securities have been approved for listing upon notice of issuance on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
      PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                INITIAL PUBLIC          UNDERWRITING         PROCEEDS TO THE
                                              OFFERING PRICE(1)         DISCOUNT(2)            TRUST(3)(4)
----------------------------------------------------------------------------------------------------------------
Per Preferred Security.....................         $25.00                  (3)                   $25.00
----------------------------------------------------------------------------------------------------------------
Total......................................      $60,000,000                (3)                $60,000,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


(1) Plus accrued distributions, if any, from the date of initial issuance.
(2) The Trust and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Because the proceeds of the sale of the Preferred Securities will be used to purchase Subordinated Debt Securities, the Company has agreed, in the Underwriting Agreement, to pay to the Underwriters as compensation ("Underwriters' Compensation") for their services $.7875 per Preferred Security (or $1,890,000 in the aggregate); provided that, such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."


(4) Expenses of the offering which are payable by the Company are estimated to be $300,000.


                            ------------------------


    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about October 31, 1995.

                            ------------------------

MERRILL LYNCH & CO.

                    DEAN WITTER REYNOLDS INC.


                                       PAINEWEBBER INCORPORATED


                                                     SMITH BARNEY INC.

                            ------------------------


          The date of this Prospectus Supplement is October 26, 1995.



(SM) "TRUST ORIGINATED PREFERRED SECURITIES" AND "TOPRS" ARE SERVICE MARKS OF MERRILL LYNCH & CO., INC.

  (continued from previous page)

Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.


     Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 9.125% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995 ("distributions"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by the Company (the "Guarantee") to the extent described under "Description of the Guarantee" in the accompanying Prospectus. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and pari passu with the most senior preferred stock issued, from time to time, if any, by the Company. The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company, which aggregated approximately $731 million at June 30, 1995, and rank pari passu with the Company's other general unsecured creditors.


     The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. If the Company does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event, the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.


     The Company has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 9.125% per annum compounded quarterly. During any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of the receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. If the Company exercises the right to extend an interest payment period, the Company shall not during such Extension Period (i) declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that restriction
(i) above does not apply to any stock dividends paid by the Company where the dividend stock is the same as that on which the dividend is being paid. The Company has no present intention of exercising its right to extend an interest payment period. See "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period." See "Risk Factors -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Original Issue Discount."



     The Subordinated Debt Securities are redeemable by the Company, in whole or in part, from time to time, on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If the Company redeems Subordinated Debt Securities, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon, including interest thereon, to the date fixed for redemption (the "Redemption Price"). See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debt Securities. The Subordinated Debt Securities mature on

December 31, 2025, but the maturity date may be extended only once, for up to an additional 19 years at the option of the Company, provided certain financial conditions are met. See "Description of the Subordinated Debt
Securities -- Option to Extend Maturity Date." In addition, upon the occurrence of a Tax Event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Subordinated Debt Securities are redeemed in the limited circumstances described herein, the Trust will be dissolved with the result that the Subordinated Debt Securities will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution." In certain circumstances, the Company will have the right to redeem the Subordinated Debt Securities, which would result in the redemption by the Trust of Trust Securities in the same amount on a pro rata basis. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange or organization as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution" and "Description of the Subordinated Debt Securities."


     In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         SUMMARY FINANCIAL INFORMATION

     The following selected financial information should be read in conjunction with the financial statements and notes thereto incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

                                         TWELVE MONTHS             YEAR ENDED DECEMBER 31,
                                         ENDED JUNE 30,    ----------------------------------------
                                              1995            1994           1993           1992
                                         --------------    ----------     ----------     ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues...............................    $  746,086      $  728,169     $  689,841     $  718,483
Operating income.......................        92,439         102,754         87,578         75,848
Net income.............................        18,677          26,301         15,406(1)      17,661
Net income applicable to common
  stock................................        18,254          25,791         14,665(1)      16,610
Earnings per share.....................           .84            1.22            .71(1)         .81
Dividends paid per common share........           .82             .80            .74            .70
Weighted average number of shares of
  common stock outstanding (000's).....        21,615          21,078         20,729         20,598
NATURAL GAS SEGMENT DATA:
Revenues...............................    $  609,345      $  599,553     $  539,105     $  534,390
Cost of gas............................       258,154         249,922        212,290        214,293
                                           ----------      ----------     ----------     ----------
Margin.................................    $  351,191      $  349,631     $  326,815     $  320,097
Operating income.......................        79,353          88,690         77,682         85,575
Contribution to consolidated net
  income...............................        17,024          23,524         13,751(1)      32,214
Construction expenditures..............       153,475         141,390        113,903        102,517
Net gas utility property (end of
  period)..............................     1,077,495       1,035,916        954,488        906,420
Number of customers (end of period)....       993,000         980,000        932,000        897,000
FINANCIAL SERVICES SEGMENT DATA:
Net interest income (before credit loss
  provision)...........................    $   58,960      $   58,644     $   57,249     $   53,761
Operating income (loss)................        13,086          14,064          9,896         (9,727)
Contribution to consolidated net
  income...............................         1,653           2,777(2)       1,655(1)     (14,553)(3)
Interest-earning assets at period
  end..................................     1,706,380       1,675,368      1,582,720      2,022,121
Interest-bearing liabilities at period
  end..................................     1,632,925       1,629,419      1,546,158      2,058,663
Net yield on interest-earning assets...          3.63%           3.69%          3.15%          2.70%
Classified assets at period end (4)....        31,510          60,385         79,268         81,911

---------------

(1) In 1993, the Company wrote off $15.9 million in gross plant related to its central and southern Arizona pipe replacement programs. The impact of this disallowance, net of accumulated depreciation, tax benefits and other related items, was a non-cash reduction to consolidated net income and natural gas segment net income of $9.3 million, or $0.44 per share. In addition, during 1993 the Company recorded the cumulative effect of an accounting change relating to the adoption of SFAS No. 109, "Accounting for Income Taxes," which increased consolidated net income and financial services segment net income by $3 million, or $0.15 per share.

(2) Includes first quarter 1994 recognition of a $1.7 million gain ($1.1 million after tax) on the sale of the Bank's credit card portfolio.

(3) The Bank incurred pretax losses from real estate development activities of $15.3 million in 1992. The Bank no longer invests in real estate held for development and has substantially divested its real estate development portfolio.

(4) OTS regulations require the Bank to classify certain assets and establish prudent valuation allowances. Classified assets include: (i) assets inadequately protected by the current net worth or paying capacity of the obligor or the collateral pledged, if any, (ii) foreclosed real estate, and
    (iii) investments in real estate no longer permitted to be held by savings associations.

                                                                   AS OF JUNE 30, 1995
                                                   ---------------------------------------------------
                                                           ACTUAL                  AS ADJUSTED (1)
                                                   -----------------------     -----------------------
                                                     AMOUNT     PERCENTAGE       AMOUNT     PERCENTAGE
                                                   ----------   ----------     ----------   ----------
                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.....................................  $3,077,939                  $3,077,939
                                                   ==========                  ==========
Short-term borrowings (2)........................  $   16,000                  $       --
                                                   ==========                  ==========
Long-term debt, including current maturities
  (2)............................................  $  901,688       70.1%      $  901,688       67.1%
                                                   ----------      -----       ----------      -----
Company-obligated mandatorily redeemable
  preferred securities of Southwest Gas Capital I
  (3)............................................          --         --           60,000        4.5
                                                   ----------      -----       ----------      -----
Mandatory redeemable preferred stock.............       4,000        0.3            4,000        0.3
                                                   ----------      -----       ----------      -----
Stockholders' equity:
  Common stock and additional paid-in capital....     331,809       25.8          329,619       24.5
  Unrealized gain, net of tax, on debt securities
     available for sale (4)......................         858        0.1              858        0.1
  Retained earnings..............................      47,757        3.7           47,757        3.5
                                                   ----------      -----       ----------      -----
Total stockholders' equity.......................     380,424       29.6          378,234       28.1
                                                   ----------      -----       ----------      -----
  Total capitalization...........................  $1,286,112      100.0%      $1,343,922      100.0%
                                                   ==========      =====       ==========      =====


---------------


(1) Adjusted for the sale of 2.4 million Preferred Securities and $61.8 million of Subordinated Debt Securities and the application of the estimated net proceeds from the sale of the Subordinated Debt Securities to repay the Company's short-term borrowings. At September 30, 1995 the Company had $56 million of short-term borrowings outstanding. See "Use of Proceeds."


(2) Excludes Bank's deposit liabilities, securities sold under agreements to repurchase and Federal Home Loan Bank advances.


(3) As described in this Prospectus Supplement, the sole asset of the Trust (which is a subsidiary trust of the Company) will be approximately $61.8 million of Subordinated Debt Securities of the Company which will bear interest at the rate of 9.125% per annum. The obligations of the Company under the Declaration, the Guarantee, the Indenture (as defined herein) and the Subordinated Debt Securities collectively provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities to the extent the Trust has funds available therefor as a result of payments of interest or principal on the Subordinated Debt Securities by the Company.


(4) Securities classified as available for sale are those which the Bank intends to hold for an indefinite period and which may be sold in response to changes in market interest rates, changes in the security's prepayment risk, the Bank's need for liquidity, changes in the availability and yield of alternative investments, and other asset/liability management needs. Securities classified as available for sale are stated at fair value in consolidated financial statements filed with the Securities and Exchange Commission. Unrealized gains or losses on debt securities available for sale are reported net of tax as a separate component of stockholders' equity, but are not included in net income. Realized gains or losses are recorded into income if and when the securities are sold.

     The following information concerning the Company, the Trust, the Preferred Securities, the Guarantee and the Subordinated Debt Securities supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

     The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company and pari passu with obligations to, or rights of, the Company's other general unsecured creditors. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and pari passu with the most senior preferred stock issued, from time to time, if any, by the Company. As of June 30, 1995, Senior Indebtedness aggregated approximately $731 million. There are no terms in the Preferred Securities, the Subordinated Debt Securities or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Guarantee. See "Description of the Guarantee" and "Particular Terms of the Subordinated Debt Securities Issued in Connection with the Preferred Securities" in the accompanying Prospectus and "Description of the Subordinated Debt
Securities -- Subordination" herein.

RIGHTS UNDER THE GUARANTEE

     The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Harris Trust and Savings Bank will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

     The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Company has made a payment of principal or interest on the Subordinated Debt Securities, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Company has made a payment of principal and interest on the Subordinated Debt Securities, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all the Preferred Securities upon the maturity or redemption of the Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions (including interest thereon) on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Subordinated Debt Securities, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by the Property Trustee of its rights as registered holder of the Subordinated Debt Securities against the Company pursuant to the terms of the Subordinated Debt Securities or, if the Property Trustee fails to enforce such rights after written notice, on the holder's right to institute a suit against the Company to enforce the Property Trustee's rights. See "Description of the Guarantee" and "Particular Terms of the Subordinated Debt Securities Issued in Connection with the Preferred Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture (as such term is defined in "Description of Subordinated Debt Securities" herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     The holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters (each, an "Extension Period"). In the event that the Company exercises this right to defer interest payments, then (i) the Company must not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock and (ii) the Company must not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that restriction (i) above does not apply to any stock dividends paid by the Company, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period."

     Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred

Securities. In addition, as a result of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which OID accrues but with respect to which there is no right to defer interest payments. See "United States Federal Income Taxation -- Original Issue Discount."

TAX EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Tax Event (as defined herein), the Trust will be dissolved, except in the limited circumstance described below, with the result that the Subordinated Debt Securities will be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, the Company has the right to redeem the Subordinated Debt Securities, in whole or in part, in lieu of a distribution of the Subordinated Debt Securities by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debt Securities are redeemed by the Company. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

     Under current United States federal income tax law, a distribution of Subordinated Debt Securities upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a dissolution of the Trust pursuant to which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United Stated Federal Income Taxation -- Receipt of Subordinated Debt Securities or Cash Upon Liquidation of the Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities upon the occurrence of a Tax Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution" and "Description of the Subordinated Debt Securities -- General."

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Regular Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING PRICE

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition as ordinary income (i.e., OID), and to add such amount to the adjusted tax basis of such Holder's pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "Sales of Preferred Securities."

                                  THE COMPANY

     The Company is comprised of two business segments: natural gas operations and financial services. The gas segment purchases, transports and distributes natural gas to residential, commercial and industrial customers in geographically diverse portions of Arizona, Nevada and California. The financial services segment conducts its operations through the Bank, a wholly owned subsidiary of the Company. For the twelve months ended June 30, 1995, the natural gas operations segment contributed $17 million, or 91 percent, and the financial services segment contributed $1.7 million, or 9 percent, to the Company's consolidated net income of $18.7 million.

NATURAL GAS SEGMENT

     The Company is the largest distributor of natural gas in Arizona, distributing and transporting natural gas in most of southern, central and northwestern Arizona including the Phoenix and Tucson metropolitan areas. The Company is also the largest distributor and transporter of natural gas in Nevada, and serves the Las Vegas metropolitan area and northern Nevada. In addition, the Company distributes and transports gas in portions of California, including the Lake Tahoe area in northern California and high desert and mountain areas of San Bernardino County in southern California.

     During the twelve months ended June 30, 1995, the contribution to total natural gas operating margin from each of the Company's major geographic operations areas was as follows: Arizona -- 58 percent, Nevada -- 31 percent and California -- 11 percent. During that same period, the Company earned 60 percent of operating margin from residential customers, 24 percent from commercial customers, and 16 percent from industrial customers. These patterns are consistent with prior years and are expected to continue.

     At December 31, 1994, approximately 583,000 (or 59 percent) of the Company's natural gas segment customers were in Arizona, 292,000 (or 30 percent) were in Nevada and 105,000 (or 11 percent) were in California. A federal Census Bureau report for the year ended July 1, 1994 showed that Nevada and Arizona ranked first and second, respectively, in terms of percentage population growth. Customer growth in the Company's three-state territory was 27,000 in 1992, 35,000 in 1993 and 48,000 in 1994. This translates into growth rates of three percent in 1992, four percent in 1993 and five percent in 1994. Based on current commitments from builders, 60,000 new customers are expected to be added to the Company's gas distribution system during 1995, resulting in a projected annual growth rate of six percent. The national average annual customer growth rate as reported by the American Gas Association for 1993 was approximately three percent.

     For the twelve months ended June 30, 1995, the Company's natural gas construction expenditures totaled $153 million, a 21 percent increase over the $126 million of construction expenditures incurred during the same period a year ago. The increase is primarily attributed to the investment in new transmission and distribution plant in Arizona, Nevada and California to meet the demand from the Company's growing customer base. During the three-year period ended June 30, 1995, the Company's total investment in gas plant in service has increased from $1.2 billion to $1.5 billion, or at an annual growth rate of eight percent. The Company currently estimates that natural gas segment construction expenditures for the three-year period ending December 31, 1997 will be approximately $410 million. See "Capital Expenditures and Financing Programs."

     The Company is authorized to charge its distribution system customers rates determined by the Arizona Corporation Commission, the California Public Utilities Commission and the Public Service Commission of Nevada in general rate cases, which rates are derived using rate base, cost of service and cost of capital experienced in an adjusted historical test year in Arizona and Nevada, and in a projected future test year in California. The Federal Energy Regulatory Commission regulates the northern Nevada transmission and the liquefied natural gas storage facilities of Paiute Pipeline Company ("Paiute"), a wholly owned subsidiary of the Company, as well as the rates Paiute charges for transportation of gas directly to certain end-users and to various local distribution companies.

     In light of its substantial construction program, the Company plans to file for additional rate relief in its Nevada jurisdictions in late 1995, with new rates expected to be in effect approximately six months later. The Company plans to file for additional rate relief in its Arizona jurisdictions no later than the fourth quarter of 1996, with new rates expected to be in effect approximately twelve months after filing. As part of recent rate case settlements, the Company agreed not to file another general rate request for its southern Arizona jurisdiction before November 1996, and its current rate settlement for its California jurisdictions, effective January 1995, will remain in effect through 1998. The Company's rate schedules in all of its service areas contain purchased gas adjustment clauses which permit the Company to adjust its rates periodically as the cost of purchased gas changes.

FINANCIAL SERVICES SEGMENT

     The Bank is a federally chartered stock savings bank conducting business through branch offices in Nevada. The Bank's deposit accounts are insured to the maximum extent permitted by law by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund. The Bank is regulated by the Office of Thrift Supervision ("OTS") and the FDIC, and is a member of the Federal Home Loan Bank System.

     The Bank's principal business is to attract deposits from the general public and make and acquire loans secured by real estate and other collateral to enable borrowers to purchase, refinance, construct and improve such property. Single-family residential mortgage loans comprised 50 percent of the Bank's loan portfolio at June 30, 1995. Commercial and construction portfolios, consisting of amortizing mortgage loans on multi-family residential and nonresidential real estate, comprised 33 percent of the Bank's loan portfolio at June 30, 1995. Consumer loans, including installment loans secured by recreational vehicles, boats, automobiles and mobile homes, home equity loans and loans secured by deposit accounts, comprised 17 percent of the Bank's loan portfolio at June 30, 1995.

     The Bank invests in instruments such as mortgage-backed securities and collateralized mortgage obligations to supplement its loan production and to provide liquidity to meet unforeseen cash outlays. The Bank also invests in a variety of other securities including U.S. Government and U.S. agency obligations, repurchase agreements and federal funds. Income from cash equivalents and debt securities provides a significant source of revenue for the Bank, constituting 32 percent of total revenues for the year ended June 30, 1995.

     The Bank had been active in single-family residential real estate development until stringent regulatory capital requirements were imposed by the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") which made it impractical for the Bank to continue its real estate development activities. As a result, the Bank no longer invests in real estate projects.

     As part of a restructuring program designed to allow the Bank to operate more effectively under the guidelines of FIRREA, the Bank reduced its total assets from $2.71 billion at December 31, 1990 to $1.75 billion at December 31, 1993. The Bank's total assets at June 30, 1995 were $1.84 billion and included $586 million of debt securities and over a billion dollars of loans receivable, net of allowances. During 1993, in conjunction with the balance sheet restructuring, the Bank sold its Arizona branch operations including all related deposit liabilities of approximately $321 million. The Bank sold $334 million of mortgage-backed securities to effect the sale of the deposit liabilities.

     As of June 30, 1995, the Bank exceeded all three fully phased-in minimum capital standards under applicable regulatory capital requirements and continues to be "well capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") capital standards.

     In August 1995, the FDIC reduced the deposit insurance premiums paid by most commercial banks insured by the Bank Insurance Fund ("BIF") to four cents per $100 of deposits. This regulatory change will give commercial banks a competitive advantage over savings associations and place additional pressure on the Savings Association Insurance Fund ("SAIF").

     A number of plans have been proposed in Congress to deal with the undercapitalization of the SAIF. Several proposals provide for a one-time special assessment on SAIF-insured deposits to fully capitalize the SAIF to 1.25 percent of insured deposits. These proposals would subsequently reduce annual premiums to levels similar to those of BIF-insured commercial banks and eventually merge the BIF and SAIF insurance funds. The Bank is unable to predict if these proposals, or other proposals, will ultimately be approved by Congress.

     Assuming such a one-time special assessment was approved by Congress and became law in 1995 and was immediately charged against results of operations, the one-time assessment would, most likely, have a material impact on the Bank's 1995 results of operations. However, management believes the Bank would continue to be classified as "well-capitalized" under fully phased-in FDICIA capital rules. In addition, management of the Bank believes that it would not face any liquidity problems as a result of such a one-time assessment.

     The Bank is not permitted at any time to declare a dividend that would reduce the Bank's regulatory net worth below minimum regulatory requirements. In addition, under OTS regulations, the Bank is restricted to paying no more than 75 percent of its net income over the preceding four quarters to the Company. Cash dividends in excess of this amount require regulatory approval. The Bank has not paid any cash dividends to the Company during the past three years. However, in June 1995, the Bank declared a $250,000 cash dividend payable to the Company which was paid during the third quarter of 1995.

                            RECENT OPERATING RESULTS

     The Company reported earnings of $0.23 per share for the six months ended June 30, 1995, a $0.37 decrease from the $0.60 per share reported for the first half of 1994. Consolidated net income applicable to common stock was $5.1 million, compared to $12.7 million for the same period in 1994. Average outstanding common shares increased to 22.1 million in 1995 from 21 million in 1994.

     The gas operations segment's contribution to consolidated net income was $4.5 million, compared to a $11 million contribution reported for the first six months of 1994. The decrease was principally the result of higher operating expenses and net interest deductions incurred as a result of the continued expansion and upgrading of the gas system to accommodate customer growth.

     Overall, operating margin increased only one percent when compared to the first half of 1994. Margin increases from continued customer growth and authorized rate relief in California and southern Arizona were offset by the effects of unseasonably warm weather during the first quarter of 1995 in the Company's three largest operating areas: Phoenix, Las Vegas, and Tucson.

     Operating expenses and net interest deductions increased due to new investment in gas plant and higher costs incurred to accommodate the Company's record customer growth. Such expenses temporarily penalize earnings, but the Company believes that the gas operations segment's contribution to net earnings should improve as construction programs are completed, additional rate relief is granted, and new customers contribute incremental operating margin. See "The Company -- Natural Gas Segment" above for a discussion of the Company's plans to seek additional rate relief.

     The Bank reported 1995 year-to-date net income of $3.8 million (contributing $806,000 to consolidated net income after deducting tax-effected carrying costs associated with its acquisition by the Company), compared to net income of $4.4 million reported for the first half of 1994 (resulting in a contribution of $1.9 million after deducting tax-effected carrying costs). The difference between periods was principally due to the first quarter 1994 recognition of a $1.7 million net gain ($1.1 million after tax) on the sale of the Bank's credit card portfolio. Compared to first half 1994 core bank earnings (net income exclusive of goodwill amortization and one-time, nonrecurring transactions) of $5.3 million, 1995 core bank earnings were $6 million, a 13 percent improvement.

     For the twelve months ended June 30, 1995, consolidated net income applicable to common stock was $18.3 million and earnings per share were $0.84, compared to consolidated net income applicable to common stock of $23.7 million and earnings per share of $1.13 during the twelve months ended June 30, 1994.

     The gas operations segment's contribution to consolidated net income for the twelve months ended June 30, 1995 was $17 million compared to a $17.2 million contribution reported for the prior period. Increases in operating expenses and net interest deductions offset an increase in operating margin during the current twelve-month period. Prior period results include the write-off of certain pipe replacement costs in Arizona, as ordered by the Arizona Corporation Commission. The Company wrote off $19.1 million in gross plant, which resulted in a noncash, after-tax reduction to prior period net income of $9.6 million, or $0.45 per share.

     Net earnings from the Bank were $7.1 million (contributing $1.7 million to consolidated net income after deducting tax-effected carrying costs) for the twelve months ended June 30, 1995, compared to net income of $12 million (resulting in a contribution of $7.1 million after deducting tax-effected carrying costs) for the twelve-month period ended June 30, 1994. Core bank earnings were $12 million, compared to $9.3 million for the earlier period, a 29 percent improvement.

                  CAPITAL EXPENDITURES AND FINANCING PROGRAMS

     During the three-year period ended December 31, 1994, the Company's gas segment customer base has grown at an annual average rate of approximately four percent. The Company anticipates adding 60,000 customers per year over the next three years, resulting in a projected average annual customer growth rate of approximately six percent.

     The Company currently estimates that the total financing requirements for the natural gas segment for the three-year period ending December 31, 1997 will be approximately $425 million. Of this amount, construction expenditures will approximate $410 million, and debt maturities and repayments and other cash requirements are expected to approximate $15 million. It is currently estimated that cash flow from operating activities of the natural gas segment (net of dividends) will generate approximately one-half of the natural gas segment's financing requirements during the three-year period ending December 31, 1997. A portion of the remaining financing requirements will be provided by $83 million of funds held in trust, at December 31, 1994, from the issuance of 1993 Clark County, Nevada, Series A and 1993 City of Big Bear, California, Series A industrial development revenue bonds and $28.5 million of funds obtained from the sale of the Company's Common Stock in May 1995. The remaining requirements are expected to be provided by external financing sources, including the proceeds from this transaction.

                                   THE TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of August 17, 1995, executed by the Company, as sponsor (the "Sponsor"), and the trustees of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on August 17, 1995. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred
Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto.

     Pursuant to the Declaration, the number of trustees of the Trust will initially be four. Two of the trustees of the Trust (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated, with the Company. The third trustee, Wilmington Trust Company, is a financial institution that maintains its principal place of business in the state of Delaware and is unaffiliated with the Company. Except as otherwise provided in the Declaration, the Delaware Trustee's sole duty shall be to, upon the request of the other Trustees or the Company, execute any documents and maintain custody of any records required to maintain the existence of, or dissolve, the Trust under the Trust Act. The fourth trustee, Harris Trust and Savings Bank, will serve as property trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"), until removed or replaced by the Company, as the holder of all the Common Securities. Harris Trust and Savings Bank will also act as the Guarantee Trustee. See "Description of the Guarantee" in the accompanying Prospectus.

     The Property Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers, and privileges under the Indenture as the holder of the Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Regular Trustee and to increase or decrease the number of the Regular Trustees; provided that, (i) the number of Regular Trustees will be at least three, and (ii) a majority will be persons who are employees or officers of, or who are affiliated with, the Company. The Company will pay all debts and obligations of the Trust (other than with respect to Trust Securities), including all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Subordinated Debt Securities -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in the Company's consolidated financial statements, with the Preferred Securities shown as a separate item below total liabilities, and above stockholders' equity, under the caption "Company-Obligated Mandatorily Redeemable Preferred Securities of Southwest Gas Capital I" on the Company's consolidated statements of financial condition and as a separate item before net income (loss) under the caption "Payments on Company-Obligated Mandatorily Redeemable Preferred Securities of Southwest Gas Capital I" on the Company's consolidated statements of income.


     It will be disclosed, if necessary, in a footnote to the consolidated statements of financial position of the Company that all of the assets of the Trust will be approximately $61.8 million of Subordinated Debt Securities of the Company which will bear interest at a rate of 9.125% per annum. It will also be disclosed in a footnote to the Company's consolidated financial statements that
(i) the Trust is wholly owned, (ii) the obligations of the Company under the Declaration, the Guarantee, the Indenture and the Subordinated Debt Securities collectively provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities, to the extent the Trust has funds available therefor as a result of payments of interest or principal on the Subordinated Debt Securities by the Company. In addition, the disclosure on the Company's consolidated statements of financial position will be repeated.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the Preferred Securities will be invested by the Trust in Subordinated Debt Securities of the Company issued pursuant to the Indenture and ultimately will be used by the Company to repay short-term borrowings incurred primarily to finance utility construction. The weighted average cost of the Company's short-term debt at June 30, 1995 was 6.53 percent.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, Harris Trust and Savings Bank, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default (as defined herein) the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own the Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee" in the accompanying Prospectus. The Guarantee will be held by Harris Trust and Savings Bank, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce the Property Trustee's rights under the Subordinated Debt Securities and, if the Property Trustee fails to enforce such rights, to institute a suit directly against the Company to enforce the Property Trustee's rights. See "Description of the Preferred Securities -- Voting Rights."

DISTRIBUTIONS


     Distributions on the Preferred Securities will be fixed at a rate per annum of 9.125% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 9.125% thereof compounded quarterly. The term "distribution" as used herein includes any such interest payable, unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.



     Distributions on the Preferred Securities will be cumulative, will accrue from October 31, 1995, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995. When, as and if available for payment, distributions will be made by the Property Trustee, except as otherwise described below.


     The Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debt Securities) during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that the Company exercises this right, then (i) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to such Subordinated Debt Securities; provided, however, that, the foregoing restriction (i) does not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debt Securities -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon will be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Guarantee" in the accompanying Prospectus.

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees will have the right to select relevant record dates, which must be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, Chicago, Illinois or Los Angeles, California are permitted or required by any applicable law to close.

MANDATORY REDEMPTION


     The Subordinated Debt Securities will mature on December 31, 2025, unless the maturity date is extended at the option of the Company (provided certain financial conditions are met), and may be redeemed, in whole or in part, at any time on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment will simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided that, holders of Trust

Securities are given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debt Securities -- Optional Redemption." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "Book-Entry Only Issuance -- The Depository Trust Company" below.

TAX EVENT REDEMPTION OR DISTRIBUTION

     "Tax Event" means the receipt by, and upon the request of, the Regular Trustees of an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus Supplement), (iii) any interpretation or pronouncement by any such body, court, agency or authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or
(iv) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or effective, or which interpretation or pronouncement is issued or announced, or which action is taken, in each case on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (a) the Trust is, or within 90 days of the date thereof will be, subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (b) interest payable to the Trust on the Subordinated Debt Securities is not, or within 90 days of the date thereof will not be, deductible by the Company for United States federal income tax purposes or (c) the Trust is, or within 90 days of the date thereof will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     If, at any time, a Tax Event occurs and is continuing, the Trust will, except in the limited circumstances described below, be dissolved with the result that the Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities, will be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Tax Event; provided, however, that such dissolution and distribution will be conditioned on (i) the Regular Trustees receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Debt Securities and (ii) the inability of the Company and the Trust to avoid such Tax Event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, the Company or the holders of the Trust Securities. Furthermore, if, after receipt of a Dissolution Tax Opinion by and upon the request of the Regular Trustees, (i) the Company has received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Redemption Tax Opinion") to the effect that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Subordinated Debt Securities for United States federal income tax purposes even after the Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust, as described above, or (ii) the Regular Trustees have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Trust, the Company will have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Tax Event and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed will be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to the Company or the Trust the opportunity to avoid, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption.

     If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

     After the date for any distribution of Subordinated Debt Securities upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, then the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each, a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities must be paid on a pro rata basis. If a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.


     Pursuant to the Declaration, the Trust will terminate (i) on December 31, 2050, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Debt Securities upon the occurrence of a Tax Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, or (vi) upon the redemption of all the Trust Securities.


DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the

Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Subordinated Debt Securities, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Base Indenture (as defined herein), or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable; provided, however, that, where a consent or action under the Indenture would require the consent or act of all of the holders of the Subordinated Debt Securities, all of the holders of the Preferred Securities may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, a record holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee must notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debt Securities. Such notice will state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee will not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Property Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee will request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and will vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of all of the holders of the Subordinated Debt Securities, the Property Trustee may only give such consent at the direction of the holders of all of the Trust Securities. The Property Trustee will be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     Holders of the Preferred Securities will have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by the Company as the holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby; provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided that, (i) such successor entity either (a) expressly assumes all of the obligations of the Trust under the Trust Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties of the Property Trustee as the holder of the Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

     There are no provisions which afford the holders of the Preferred Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. There are also no provisions which require the repurchase of the Preferred Securities upon a change in control of the Company.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company (the "Depositary") will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with the Depositary.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. (the "New York Stock Exchange"), the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the depository system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Preferred Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities. The Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, the Depositary will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, the Depositary would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among the Depositary, Direct and Indirect Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

     Distribution payments on the Preferred Securities will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participants and not of the Depositary, the Trust or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to the Depositary is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary to exercise any rights under the Preferred Securities.

     The Depositary may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book entry transfers through the Depositary (or any successor depository) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

     In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

     The Property Trustee will act as paying agent, and may designate an additional or substitute paying agent at any time.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be (i) required to register as an "investment company" under the 1940 Act or (ii) characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the articles of incorporation of the Company, that each of the Company and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

     Holders of the Preferred Securities have no preemptive rights.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES


     Set forth below is a description of the specific terms of the Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of Subordinated Debt Securities set forth in the accompanying Prospectus under the captions "Description of Debt Securities" and "Particular Terms of the Subordinated Debt Securities Issued in Connection with Preferred Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Debt Securities Indenture, dated as of October 31, 1995 (the "Base Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Indenture Trustee"), as supplemented by a First Supplemental Indenture, dated as of October 31, 1995 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.


     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Tax Event, Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

     If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL


     The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount to approximately $61.8 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities (the "Company Payment").



     The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on December 31, 2025, subject to the election of the Company to extend the scheduled maturity date of the Subordinated Debt Securities to a date not later than December 31, 2044, which election is subject to the Company's satisfying certain financial conditions. See "-- Option to Extend Maturity Date."


     If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Debt Securities will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement" below. In the event that Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to the Depositary, a successor depository or, in the event that no depository is used, to a Paying Agent for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; provided that, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

SUBORDINATION

     The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. No payment of principal (including redemption and sinking fund payments), premium, if any, or interest on the Subordinated Debt Securities may be made (i) if any Senior Indebtedness of the Company is not paid when due, and such default has not been cured or waived or ceased to exist, or (ii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, Debt of the Company, except for (1) any such Debt that is by its terms subordinated to or pari passu with the Subordinated Debt Securities and (2) any Debt (including all other debt securities and guarantees in respect of those debt securities) initially issued to any other trust, or a trustee of such trust, partnership, or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company in connection with the issuance by such entity of preferred securities or other similar securities. The term "Debt" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company, (ii) all capital lease obligations of the Company, (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of the Company for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company).

     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 1995, Senior Indebtedness of the Company aggregated approximately $731 million.

OPTIONAL REDEMPTION


     The Company shall have the right to redeem the Subordinated Debt Securities, in whole or in part, from time to time, on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Tax Event Redemption or Distribution," upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Subordinated Debt Securities in whole.


INTEREST


     Each Subordinated Debt Security will bear interest at the rate of 9.125% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1995, to the person in whose name such Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debt Securities do not remain in book-entry only form, the Company has the right to select record dates, which must be more than one Business Day prior to the Interest Payment Date.


     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND MATURITY DATE


     The maturity date of the Subordinated Debt Securities is December 31, 2025 (the "Stated Maturity Date"). The Company, however, may, before the Stated Maturity Date, extend such maturity date no more than one time for up to an additional 19 years from the Stated Maturity Date; provided that (i) the Company is not in bankruptcy or otherwise insolvent, (ii) the Company is not in default on any Subordinated Debt Securities issued to the Trust or to any other trust or to any trustee of the Trust or any other trust in connection with an issuance of Trust Securities by the Trust or any other trust, (iii) the Company has made timely payments on the Subordinated Debt Securities for the immediately preceding 18 months without deferrals, (iv) the Trust is not in arrears on payments of distributions on the Preferred Securities, (v) the Subordinated Debt Securities are rated in one of the four highest rating categories by any one of Standard & Poor's Ratings Group, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating

Company or any other nationally recognized statistical rating organization, and
(vi) the final maturity of the Subordinated Debt Securities is not later than the 49th anniversary of the issuance of the Preferred Securities. Pursuant to the Declaration, the Regular Trustees are required to give notice of the Company's election to extend the Stated Maturity Date to the holders of the Preferred Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, the Company must pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided that, during any such Extension Period, (i) the Company shall not declare or pay any dividends on, make any distribution with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that, the foregoing restriction (i) does not apply to any stock dividends paid by the Company where the dividend stock is the same as that on which the dividend is paid.

     Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms described in this section. No interest during an Extension Period, except at the end thereof, is due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Property Trustee is the sole holder of the Subordinated Debt Securities, the Company is required to give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees must give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee is not the sole holder of the Subordinated Debt Securities, the Company must give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date on which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in such case, the Company will pay as additional interest on the Subordinated Debt Securities ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

EQUAL AND RATABLE SECURITY

     Pursuant to the Indenture, the Company will not create, incur, issue or assume any Debt secured by any lien on any property or assets owned by the Company, and the Company will not create, incur, issue or assume any Debt secured by any lien on any shares of stock of any subsidiary of the Company (such shares of stock being called "Restricted Securities"), unless (i) in the case of Debt which is expressly by its terms subordinate or junior in right of payment to the Subordinated Debt Securities, the Subordinated Debt Securities are secured by a lien on such property, assets or Restricted Securities that is senior to such other lien, or (ii) in the case of liens securing Debt that is ranked pari passu with the Subordinated Debt Securities, the Subordinated Debt Securities are secured by a lien on such property, assets or Restricted Securities that is equal and ratable with such other lien; provided, however, that nothing contained in the Indenture shall apply to or prevent the creation of: (1) existing liens on any property or indebtedness of any entity which is merged with or into or consolidated with the Company; (2) liens in favor of the United States of America, any state or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such liens, including, without limitation, liens to secure Debt of the pollution control or industrial revenue bond type; (3) liens to secure loans to the Company which mature within twelve months from the creation thereof and which are made in the ordinary course of business; (4) liens on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration or drilling for, or development of, oil or gas reserves or laying a pipeline or to secure Debt incurred to provide funds for any such purpose; (5) Liens on moneys or U.S. Government Obligations deposited with the Trustee pursuant to the Indenture; and (6) liens for the sole purposes of extending, renewing or replacing, in whole or in part, liens securing Debt of the type referred to in the foregoing clauses (1) through (4) inclusive or this clause (6); provided, however, that the principal amount of Debt so secured at the time of such extension, renewal or replacement shall not be increased, and that such extension, renewal or replacement will be limited to all or part of the property or indebtedness which secured the lien so extended, renewed or replaced (plus improvements on such property).

INDENTURE EVENTS OF DEFAULT

     If any Indenture Event of Default occurs and is continuing, the Property Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. See "Description of Debt Securities -- Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities -- Declaration Events of Default" and "Voting Rights."

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Preferred Securities in connection with the involuntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Tax Event, the Subordinated Debt Securities will be issued in the form of one or more global securities registered in the name of the Depositary or its nominee (each, a "Global Security"). Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. See "-- Discontinuance of the Depositary's Services". The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities is exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, the Depositary will act as securities depositary for the Subordinated Debt Securities. For a description of the Depositary and the specific terms of the depositary arrangements, see "Description of the Preferred
Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of the Depositary's book-entry system and the Depositary's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by the Depositary. The Company may appoint a successor to the Depositary or any successor depository in the event the Depositary or such successor depository is unable or unwilling to continue as a depository for the Global Securities.

     None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security is exchangeable for Subordinated Debt Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed, (ii) the Depositary at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depository and no successor depository shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security is so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence is exchangeable for Subordinated Debt Securities registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

     The Indenture provides that the Company will pay all debts and obligations of the Trust (other than with respect to Trust Securities), including all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Regular Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.

                        EFFECT OF OBLIGATIONS UNDER THE
                 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

     As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities, (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities, (iii) the Company is required to pay all, and the Trust is not be obligated to pay, directly or indirectly, any, costs and expenses of the Trust, and (iv) the Declaration further provides that the Regular Trustees will not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee" in the accompanying Prospectus. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a full and unconditional guarantee on a subordinated basis from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

     If the Company fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and
"-- Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Company, under the Guarantee, acknowledges that the Guarantee Trustee will enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

     The obligations of the Company under the Declaration, the Guarantee, the Indenture and the Subordinated Debt Securities collectively provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities, to the extent the Trust has funds available therefor as a result of payments of interest or principal on the Subordinated Debt Securities. See "Description of the Guarantee -- General" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (with possible retroactive effect) and possible differing interpretations. This discussion deals only with Preferred Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Preferred Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes or as part of a "conversion transaction," or persons whose functional currency is not the United States dollar. This discussion also does not deal with holders other than the original purchasers of the Preferred Securities or with holders who are not U.S. Holders (as defined below). Persons considering the purchase of Preferred Securities should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Preferred Securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Preferred Security that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Preferred Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "Non-U.S. Holder" means a holder of a Preferred Security that is not a U.S. Holder.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the Preferred Securities, O'Melveny & Myers, counsel to the Company and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. Holder of a Preferred Security will be considered the owner of an undivided interest in the Subordinated Debt Securities, and each U.S. Holder will be required to include in its gross income the OID accrued with respect to its allocable share of those Subordinated Debt Securities.

CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

     Although not entirely free from doubt, the Company believes, after consultation with counsel, that the Subordinated Debt Securities should be classified for United States federal income tax purposes as indebtedness. No assurance can be given that such position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The Company intends to take the position that the Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness, and by acceptance of a Trust Security, each holder covenants to treat the Subordinated Debt Securities as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debt Securities. The remainder of this discussion assumes that the Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness of the Company.

ORIGINAL ISSUE DISCOUNT

     Because the Company has the option, under the terms of the Subordinated Debt Securities, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Subordinated Debt Securities will be treated as OID. Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a U.S. Holder's taxable interest income with respect to the Subordinated Debt Securities will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues for any quarter will approximately equal the amount of the interest that accrues on the Subordinated Debt Securities in that quarter at the stated interest rate. In the event that the interest payment period is extended, U.S. Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of an Extension Period on an economic accrual basis over the length of the Extension Period, even though no payments of stated interest are being made.

     Corporate U.S. Holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

     U.S. Holders other than those who purchase the Preferred Securities upon their original issuance, may be considered to have acquired their undivided interests in the Subordinated Debt Securities with market discount, premium or acquisition premium as such phrases are defined for United States federal income tax purposes. Such U.S. Holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Tax Event Redemption or Distribution," Subordinated Debt Securities may be distributed to U.S. Holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such U.S. Holder's aggregate tax basis in its Preferred Securities. A U.S. Holder's holding period in the Subordinated Debt Securities so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such U.S. Holder.

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Tax Event Redemption or Distribution," the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to U.S. Holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a U.S. Holder would recognize gain or loss as if it had sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation -- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

     A U.S. Holder that sells a Preferred Security will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A U.S. Holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by the amount of OID previously includible in such U.S. Holder's gross income to the date of disposition and decreased by the amount of payments received on the Preferred Securities (whether denominated as interest or principal). Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A U.S. Holder that disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition as OID, and to add such amount to the adjusted tax basis of such U.S. Holder's pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than such U.S. Holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), such U.S. Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-U.S. HOLDERS

     This discussion does not address the tax consequences of the acquisition, ownership or disposition of a Preferred Security by a Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors concerning these matters.

INFORMATION REPORTING TO U.S. HOLDERS

     Subject to the qualifications discussed below, income on the Preferred Securities will be reported to U.S. Holders on Forms 1099, which forms should be mailed to U.S. Holders of Preferred Securities by January 31 following each calendar year.

     The Trust will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Subordinated Debt Securities that accrued during the year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record holders until April 15 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than the Trust.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of, and proceeds from the sale of Preferred Securities, or Subordinated Debt Securities distributed to Holders of Preferred Securities who are not "exempt recipients" or who fail to comply with certain procedures for providing certain identifying information (such as the Holder's taxpayer identification number) in the required manner.

     Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States federal income tax provided the required information is furnished to the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among the Company, the Trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., PaineWebber Incorporated and Smith Barney Inc. (the "Underwriters"), the Trust has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


                                                                             NUMBER OF
                               UNDERWRITERS                             PREFERRED SECURITIES
    ------------------------------------------------------------------  --------------------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.........................................          600,000
    Dean Witter Reynolds Inc..........................................          600,000
    PaineWebber Incorporated..........................................          600,000
    Smith Barney Inc..................................................          600,000
                                                                              ---------
                 Total................................................        2,400,000
                                                                              =========



     The Underwriters propose to offer the Preferred Securities to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.30 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.



     Because the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") to the Underwriters for their services an amount in New York Clearing House (next day) funds of $.7875 per Preferred Security (or $1,890,000 in the aggregate) for the accounts of the several Underwriters; provided that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.



     During a period of 30 days from the date of the Prospectus Supplement, neither the Trust nor the Company will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debt Securities or any debt securities substantially similar to the Subordinated Debt Securities or equity securities substantially similar to the Preferred Securities (except for the Subordinated Debt Securities and the Preferred Securities offered hereby).



     The Preferred Securities have been approved for listing upon notice of issuance on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. The Underwriters have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.


     Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

     The Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Preferred Securities, the Subordinated Debt Securities, the Guarantee and certain matters relating thereto will be passed upon for the Company by O'Melveny & Myers and for the Trust by Skadden, Arps, Slate, Meagher & Flom. Certain legal matters will be passed upon for the Underwriters by Winthrop, Stimson, Putnam & Roberts. Certain United States federal income taxation matters will be passed upon for the Company and the Trust by O'Melveny & Myers.

PROSPECTUS
                                  $270,400,000

                           SOUTHWEST GAS CORPORATION
            SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK

                            SOUTHWEST GAS CAPITAL I
                              PREFERRED SECURITIES
     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY SOUTHWEST GAS CORPORATION

    Southwest Gas Corporation (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), consisting of either unsecured Debt Securities which, if issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company (the "Senior Debt Securities") or unsecured Debt Securities which, if issued, will be subordinate and junior in right of payment to certain other indebtedness of the Company on terms to be determined at the time of the offering (the "Subordinated Debt Securities"), shares of its Preferred Stock, $50 par value (the "Preferred Stock") and shares of its Common Stock, $1 par value (the "Common Stock"). Southwest Gas Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), may offer, from time to time, preferred securities representing undivided beneficial interests in the assets of the Trust (the "Preferred Securities"). The Debt Securities, the Preferred Stock, the Common Stock and the Preferred Securities are collectively referred to herein as the "Securities." Securities will have a maximum aggregate offering price of $270,400,000 and will be offered on terms to be determined at the time of offering.

    The payment of periodic cash distributions ("distributions") with respect to the Preferred Securities out of moneys held by the Trust and payments on liquidation, redemption or otherwise with respect to the Preferred Securities, will be guaranteed by the Company to the extent described herein (the "Guarantee"). See "Description of the Guarantee". The Company's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior preferred stock, if any, issued from time to time by the Company. Subordinated Debt Securities may be issued and sold by the Company to the Trust, or a trustee of the Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of the Trust. The Subordinated Debt Securities purchased by the Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of the Trust upon the occurrence of certain events as described in an accompanying Prospectus Supplement (as defined below).

    In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of interest, if any, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any redemption or sinking fund provisions, any conversion provisions, any subordination terms, any covenants and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement will describe whether interests in the Preferred Stock will be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"). In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. In the case of Preferred Securities, the designation, number of securities, liquidation preference per security, purchase price, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions related to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase Subordinated Debt Securities of the Company will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. If so specified in the accompanying Prospectus Supplement, Securities may be issued, in whole or in part, in book-entry form.

    Securities may be sold directly, through agents from time to time, through underwriters and/or dealers or through a combination of such methods. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is October 24, 1995

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Trust will be owned directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the obligations of the Trust under the Trust Securities (as defined herein) will be fully and unconditionally guaranteed by the Company to the extent that the Company has made a payment of interest or principal on the Subordinated Debt Securities. See "Particular Terms of the Subordinated Debt Securities Issued in Connection with Preferred Securities" and "Description of the Guarantee." The financial information for the Trust will be included in the consolidated financial statements of the Company.

     This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company and the Trust have filed with the Commission under the Securities Act of 1933, and reference is hereby made to such Registration Statement, including the exhibits thereto.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents of the Company filed with the Commission: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, (3) Current Reports on Form 8-K dated April 17, 1995 and May 3, 1995; and (4) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein; accordingly, such information contained herein is qualified in its entirety by reference to such incorporated documents and should be read in conjunction therewith.

     The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be directed to George C. Biehl, Senior Vice President and Chief Financial Officer, Southwest Gas Corporation,

5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

                                  THE COMPANY

     The Company, a California corporation, is comprised of two operating segments: natural gas operations and financial services. The financial services segment consists of PriMerit Bank, a Federal Savings Bank (the "Bank"), a wholly owned subsidiary, which operates principally in the thrift industry.

     The natural gas operations segment is engaged in the business of purchasing, transporting, and distributing natural gas in portions of Arizona, Nevada and California. Its several service areas are geographically as well as economically diverse. The Company is the largest distributor in Arizona, distributing and transporting gas in most of southern, central and northwestern Arizona. The Company is also the largest distributor and transporter of natural gas in Nevada. The Company also distributes and transports gas in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

     The Company is subject to regulation by the Arizona Corporation Commission, the Public Service Commission of Nevada (the "PSCN") and the California Public Utilities Commission (the "CPUC"). The CPUC regulates the issuance of all securities by the Company, with the exception of short-term borrowings. Certain of the Company's accounting practices, transmission facilities and rates are subject to regulation by the Federal Energy Regulatory Commission.

     The Bank is a federally chartered stock savings bank conducting business through branch offices in Nevada. The Bank's deposit accounts are insured to the maximum extent permitted by law by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund. The Bank is regulated by the Office of Thrift Supervision (the "OTS") and the FDIC and is a member of the Federal Home Loan Bank system.

     The Bank's principal business is to attract deposits from the general public and to make loans secured by real estate and other collateral that enable borrowers to purchase, refinance, construct or improve such property. Revenues are derived from interest on real estate loans and debt securities and, to a lesser extent, from interest on nonmortgage loans, gains on sales of loans and debt securities, and fees received in connection with loans and deposits. The Bank's major expense is the interest it pays on savings deposits and borrowings.

     The executive offices of the Company are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

                                   THE TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (a "Declaration") executed by the Company, as sponsor for the Trust (the "Sponsor"), and Trustees (as defined herein) of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on August 17, 1995. The Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of approximately 55 years but may terminate earlier, as provided in the Declaration.

     The Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company as the direct holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of the Trust; provided that the number of Trustees may not be reduced to less than three. The duties and obligations of the Trustees will be governed by the Declaration. A majority of the Trustees of the Trust will be persons who are employees or officers of or who are affiliated with the Company (the "Regular Trustees"). One Trustee of the Trust will be a financial institution that is not affiliated with the Company, has a specified minimum amount of aggregate capital, surplus, and undivided profits of not less than $50,000,000 and will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Delaware Trustee will not be a trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and will not perform the functions of a trustee under such Act. Another financial institution that is not affiliated with the Company and has a specified minimum amount of aggregate capital and surplus and undivided profits of not less than $50,000,000 shall act as property trustee and as indenture trustee and trustee under the Guarantee, in each case, for the purposes of the Trust Indenture Act (the "Property Trustee"). The Company will pay all debts and obligations of the Trust (other than with respect to the Trust Securities) and all fees and expenses related to the Trust and the offering of the Trust Securities, the payment of which will be guaranteed by the Company.

     The Delaware Trustee for the Trust will be Wilmington Trust Company, 1100
N. Market Street, Wilmington, Delaware 19890. The Property Trustee, indenture trustee and trustee under the Guarantee will be Harris Trust and Savings Bank, 430 Park Avenue, 14th Floor, New York, New York 10022. The address for the Trust is c/o Southwest Gas Corporation, the sponsor of the Trust, at the Company's corporate headquarters located at 5241 Spring Mountain Road, Las Vegas, Nevada 89102, telephone (702) 876-7237.

     Harris Trust and Savings Bank and its affiliates may from time to time maintain lines of credit, act as trustee for senior debt and otherwise have customary banking relationships with the Company. Neither the Declaration nor the Indenture for the Subordinated Debt Securities precludes Harris Trust and Savings Bank or any of its affiliates from enforcing its rights or the rights of any holders of senior debt for which it acts as trustee as creditors of the Company unless there is an event of default under the Declaration or the Indenture for the Subordinated Debt Securities.

                                USE OF PROCEEDS

     The Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from the Company. Except as otherwise provided in the Prospectus Supplement, the Company intends to use the proceeds of the sale of the Subordinated Debt Securities to the Trust and the net proceeds from the sale of other Securities offered hereby to retire indebtedness and for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of the Company's pipeline systems and facilities located in and around the communities it serves.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for
(a) the natural gas operations segment of the Company and (b) the consolidated gas and financial services operations of the Company (i) without deposit interest included as a fixed charge and (ii) with deposit interest included as a fixed charge.

                                                                         FOR THE YEARS ENDED
                                                               ----------------------------------------
                                            FOR THE TWELVE
                                             MONTHS ENDED                    DECEMBER 31,
                                               JUNE 30,        ----------------------------------------
                                                 1995          1994     1993     1992     1991     1990
                                            --------------     ----     ----     ----     ----     ----
Ratios of earnings to fixed charges(1):
  Company (natural gas operations
     segment).............................       1.27          1.48     1.25     1.86     1.48     1.84
  Consolidated
     Without deposit interest.............       1.36          1.55     1.32     1.42      (2)     1.45
     With deposit interest................       1.23          1.36     1.18     1.20      (2)     1.24

---------------

(1) For purposes of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income plus fixed charges. Fixed charges consist of all interest expense including capitalized interest, one-third of rent expense (which approximates the interest component of such expense) and amortized debt costs.

(2) For the year ended December 31, 1991, consolidated earnings were insufficient to cover fixed charges, excluding and including deposit interest, by $13.5 million. This was primarily due to the recording of additional valuation reserves during 1991 by the Bank.

     The following table sets forth the ratios of earnings to combined fixed charges and preferred and preference stock dividends for (a) the natural gas segment of the Company and (b) the consolidated gas and financial services operations of the Company (i) without deposit interest included as a fixed charge and (ii) with deposit interest included as a fixed charge.

                                                                         FOR THE YEARS ENDED
                                                               ----------------------------------------
                                            FOR THE TWELVE
                                             MONTHS ENDED                    DECEMBER 31,
                                               JUNE 30,        ----------------------------------------
                                                 1995          1994     1993     1992     1991     1990
                                            --------------     ----     ----     ----     ----     ----
Ratios of earnings to combined fixed
  charges and preferred and preference
  stock dividends(1)
  Company (natural gas operations
     segment).............................       1.26          1.46     1.23     1.81     1.42     1.75
  Consolidated
     Without deposit interest.............       1.35          1.54     1.30     1.39      (2)     1.43
     With deposit interest................       1.22          1.35     1.17     1.18      (2)     1.22

---------------

(1) See Note 1 above. Preferred and preference stock dividends have been adjusted to represent the pretax earnings necessary to cover such dividend requirements.

(2) For the year ended December 31, 1991, consolidated earnings were insufficient to cover combined fixed charges and preferred and preference stock dividends by $14.8 million. This was primarily due to the recording of additional valuation reserves during 1991 by the Bank.

                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in series, either as Senior Debt Securities or Subordinated Debt Securities, each under an indenture (each, an "Indenture") between the Company and a bank or trust company selected to act as trustee as specified in the Prospectus Supplement relating thereto (the "Trustee"). Each Indenture will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, Offered Debt Securities shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the applicable Indentures, including the definition therein of certain terms, a copy of each of which is included or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture. The following sets forth certain general terms and provisions of the Debt Securities. Additional terms of Subordinated Debt Securities issued in connection with the Preferred Securities are set forth under the caption "Particular Terms of Subordinated Debt Securities Issued in Connection with Preferred Securities." Further terms of the Offered Debt Securities will be set forth in the Prospectus Supplement.

GENERAL

     Each Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (a) the title of the Offered Debt Securities; (b) whether any of the Offered Debt Securities are to be issuable in bearer form or permanent global form and, if so, the terms and conditions, if any, upon which interests in such Offered Debt Securities in such bearer form or global form may be exchanged, in whole or in part, for the Offered Debt Securities represented thereby; (c) the person to whom any interest on any Offered Debt Security of the series shall be payable if other than the person in whose name the Offered Debt Security is registered on the Regular Record Date;
(d) the date or dates on which the Offered Debt Securities will mature; (e) the rate or rates at which the Offered Debt Securities will bear interest, if any;
(f) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (g) each office or agency where the principal of, premium (if any) and interest on the Offered Debt Securities will be payable; (h) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (i) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holders; (j) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof with respect to Debt Securities, other than Subordinated Debt Securities issued in connection with Preferred Securities, or denominations of $25 and any integral multiple thereof with respect to Subordinated Debt Securities issued in connection with Preferred Securities; (k) the currency or currencies, including composite currencies, of payment of principal of and any premium and interest on the Offered Debt Securities, if other than U. S. Dollars; (l) any index or formula used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (m) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the Maturity thereof; (n) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock, Preferred Stock or into Debt Securities of another series;
(o) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (p) any material covenants with respect to the Offered Debt Securities; (q) the applicability of the provisions described under "Defeasance"; and (r) any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture. The applicable Prospectus Supplement will also describe the following terms of the series of Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period, and the duration of such extensions, and (b) the subordination terms of the Subordinated Debt Securities of such series.

     Debt Securities may be issued at a discount from their principal amount. Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purpose in New York, New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities, other than Subordinated Debt Securities issued in connection with Preferred Securities, will be issued in denominations of $1,000 or integral multiples thereof. Subordinated Debt Securities issued in connection with Preferred Securities will be issued in denominations of $25 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Debt Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Debt Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

     Notwithstanding any provision of the applicable Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any Person other than the Debt Depositary for such Global Security or any nominee of such Debt Depositary, and no such transfer may be registered, unless (a) the Debt Depositary has notified the Company that it is unwilling or unable to continue as Debt Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (b) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (c) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Debt Depositary may direct.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Debt Depositary will be represented by a Global Security registered in the name of such Debt Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Debt Depositary for such Global Security, the Debt Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Debt Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Debt Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Debt Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Debt Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Debt Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Notwithstanding any other provisions to the contrary in the applicable Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (a) that the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indentures, (b) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (c) that certain other conditions are met.

COVENANTS OF THE COMPANY

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Offered Debt Securities. Other than the covenants of the Company included in the Indentures as described above or as described in the applicable Prospectus Supplement, there are no covenants or provisions in the Offered Debt Securities or the Indentures that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company or that may afford Holders protection in the event of a highly leveraged transaction or leveraged buyout involving the Company.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; provided, however, that a valid extension of the maturity of Subordinated Debt Securities shall not constitute a default for this purpose; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; provided, however, that a valid extension of the interest payment provided by the Company for the Subordinated Debt Securities shall not constitute a default in the payment of interest for this purpose, and provided further that, if Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities by the Trust, such 30-day period will be replaced by a ten day period; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series as provided in the Indenture; (e) a default under any evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any other series) in an individual principal amount outstanding of at least $15,000,000 or under any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indentures) in an individual principal amount outstanding of at least $15,000,000, whether such indebtedness exists as of the date of the applicable Indenture or is thereafter created, which default results in the acceleration of such indebtedness without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 Business Days after written notice to the Company by the Trustee or by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company; (g) the voluntary or involuntary dissolution of the Trust pursuant to which (or of a Trustee of the Trust to which) Subordinated Debt Securities were issued in connection with the issuance of Trust Securities by the Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration; and (h) any other Event of Default provided with respect to Debt Securities of that series. If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     Each Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company will be required to furnish to the Trustee under each Indenture annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby;
(a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults.

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The applicable Prospectus Supplement will describe the terms of any such covenants. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

DEFEASANCE

     Unless otherwise specified in the applicable Prospectus Supplement with respect to the Debt Securities of a series, other than Subordinated Debt Securities issued in connection with Preferred Securities, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain Paying Agents and hold moneys for payment in trust) or (ii) need not comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of that series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

GOVERNING LAW

     Each Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

                PARTICULAR TERMS OF SUBORDINATED DEBT SECURITIES
                 ISSUED IN CONNECTION WITH PREFERRED SECURITIES

     The statements under this caption are brief summaries of certain provisions of the Subordinated Debt Securities Indenture applicable to Subordinated Debt Securities issued in connection with Preferred Securities, do not purport to be complete and are qualified in their entirety by reference to the Subordinated Debt Securities Indenture.

     In the event Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities by the Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of the Trust Securities in connection with the dissolution of the Trust upon the occurrence of certain events described in the applicable Prospectus Supplement relating to the Trust Securities. Only one series of Subordinated Debt Securities will be issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities by the Trust.

     If Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities and (i) there shall have occurred any event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or Common Securities Guarantee, or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Subordinated Debt Securities Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay dividends on, or make a distribution with respect to or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities; provided, however, that, restriction (a) above does not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

     In the event Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities, for so long as the Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Subordinated Debt Securities Indenture may succeed to the Company's ownership of the Common Securities and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration authorizes the Regular Trustees of the Trust to issue on behalf of the Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act.

     The Preferred Securities will have such terms, including distribution, redemption, voting and liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the applicable Prospectus Supplement relating to the Preferred Securities for specific terms, including (i) the distinctive designation of the Preferred Securities, (ii) the number of Preferred Securities and the date or dates upon which distributions shall be payable (provided, however, that, distributions on the Preferred Securities shall be payable on a quarterly basis to holders of the Preferred Securities as of a record date in each quarter during which the Preferred Securities are outstanding), (iii) whether distributions on Preferred Securities issued by the Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative, (iv) the amount or amounts which shall be paid out of the assets of the Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust, (v) the obligation, if any, of the Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which the Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vi) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, as a condition to specified action or amendments to the Declaration, and (vii) any other relevant rights, preferences, privileges, limitations or restrictions on Preferred Securities consistent with the Declaration and applicable law.

     All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Guarantee". Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, the Trust will issue Common Securities having such terms including distribution, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities will be substantially identical to the terms of the Preferred Securities and the Common Securities, will rank pari passu, and payments will be made thereon pro rata with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote and to appoint, remove or replace any of the Trustees of the Trust. All of the Common Securities will be directly or indirectly owned by the Company.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. The Bank will have no obligation under the Guarantee. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Harris Trust and Savings Bank will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments with respect to Preferred Securities (the "Guarantee Payments"), to the extent not paid by the Trust will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities, (ii) the redemption price, including all accrued and unpaid distributions thereon, including interest thereon to the date of redemption (the "Redemption Price"), to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all the Preferred Securities upon the redemption or maturity of the Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be a full and unconditional guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance, but will not apply to any payment of distributions, except to the extent the Trust shall have funds available therefor as a result of payments of interest or principal on the Subordinated Debt Securities by the Company. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Trust, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Particular Terms of Subordinated Debt Securities Issued in Connection with Preferred Securities."

     The obligations of the Company under the Declaration, the Guarantee, the Indenture with respect to the Subordinated Debt Securities issued in connection with the Preferred Securities and the Subordinated Debt Securities issued in connection with the Preferred Securities collectively provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities to the extent the Trust has funds available therefor as a result of payments of interest or principal on the Subordinated Debt Securities by the Company.

     The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that, upon an event of default under the Subordinated Debt Securities Indenture, holders of Preferred Securities under the Guarantee will have priority over holders of Common Securities under the

Common Securities Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities. However, the Guarantee will except from the foregoing any stock dividends paid by the Company, where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATIONS OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the Preferred Securities then outstanding. The manner of obtaining any such approval of holders of the Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to make any of the payments required by the Guarantee or to perform its other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

     The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

     The Company is required to file annually with the Guarantee Trustee an officer's certificate as to the Company's compliance with all conditions under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of its own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Subordinated Debt Securities held by the Trust to the holders of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company (other than the Common Securities Guarantee or any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any Affiliate of the Company), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any Affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), and the certificate of determination (a "Certificate of Determination") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $1 par value, 200,000 shares of preferred stock, $50 par value ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby), 500,000 shares of cumulative preferred stock, $100 par value ("Cumulative Preferred Stock"), and 2,000,000 shares of preference stock, $20 par value (the "Preference Stock"). As of June 30, 1995 there were outstanding 23,898,709 shares of Common Stock and 40,000 shares of Cumulative Preferred Stock. No shares of preferred stock of the Company or Preference Stock of the Company were outstanding on this date.

     The Company is required to redeem 8,000 shares annually through 1999 of the Cumulative Preferred Stock at par value plus accrued dividends. All outstanding shares of Cumulative Preferred Stock are redeemable at the option of the Company at any time upon 30 days' notice at par value plus accrued dividends and a premium equal to the dividend rate in the first year commencing December 1, 1979 and declining ratably each year thereafter to par value. In addition, the Company may redeem up to 8,000 shares of Cumulative Preferred Stock (but not more than 45,000 shares in the aggregate) at par value plus accrued dividends on any mandatory redemption date without payment of a premium. The dividend rate on the Cumulative Preferred Stock is 9.5% and is cumulative.

     The Articles of Incorporation provide that in the event of involuntary liquidation, (a) before distributions may be made to holders of any other class of Junior Stock (as hereinafter defined), holders of Cumulative Preferred Stock are entitled to payment in full at par value, together with accrued dividends.

     The holders of shares of the Cumulative Preferred Stock are not entitled to notice of any meetings of shareholders or to vote upon the election of directors or upon any question affecting the management or affairs of the Company, except to the extent otherwise provided by law or the Certificate of Determination for the Cumulative Preferred Stock. The Certificate of Determination for the Cumulative Preferred Stock provides that the holders of all shares of Cumulative Preferred Stock, voting as a class, are entitled to elect two directors to the Board of Directors of the Company whenever four quarterly dividends upon any shares of Cumulative Preferred Stock are in arrears or any mandatory redemption payment is one year in arrears, until all dividends in default and mandatory redemption payments have been made. In addition, an affirmative vote of the holders of all shares of Cumulative Preferred Stock outstanding is required for the authorization or creation (or increase in the authorized amount) of any class of stock ranking senior to the Cumulative Preferred Stock. It is, however, permissible to issue up to 200,000 shares of preferred stock of the Company senior to the Cumulative Preferred Stock. The affirmative vote of 66 2/3% of the outstanding shares of Cumulative Preferred Stock is also required in order (a) to amend the Articles of Incorporation in certain respects that would adversely affect the rights of the holders of Cumulative Preferred Stock, (b) to increase the amount of Cumulative Preferred Stock authorized by the Articles of Incorporation or the authorization or creation of any class of stock ranking on a parity with the Cumulative Preferred Stock, (c) for the Company to sell, lease or convey substantially all of the business of the Company, the parting of control thereof or the merger or consolidation of the Company into another corporation in which the Company is not the surviving corporation, or (d) to issue or reissue any shares of Cumulative Preferred Stock ranking on a parity with the Cumulative Preferred Stock unless certain financial tests are met.

ISSUANCE OF PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized without further shareholder action to provide for the issuance of up to 200,000 shares of preferred stock of the Company in preference to the holders of Cumulative Preferred Stock, Preference Stock and Common Stock (the Common Stock, Cumulative Preferred Stock and Preference Stock being herein referred to as "Junior Stock"), in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and time of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and designation, as shall be stated in the resolution or resolutions providing for the issue of a series of such preferred stock of the Company adopted, at any time or from time to time, by the Board of Directors of the Company. The Board of Directors may also increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of that series.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts (the "Depositary Receipts"), each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (a) the designation of such Preferred Stock and the number of shares offered; (b) the amount of liquidation preference per share; (c) the initial public offering price at which such Preferred Stock will be issued; (d) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (e) any redemption or sinking fund provisions; (f) any conversion rights; (g) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares;" and (h) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock to receive dividends and distributions of assets will be subordinate to those of the Company's general creditors, but superior to the rights of holders of Junior Stock. See "Description of Common Stock" for a description of certain provisions of State and federal law and the Articles of Incorporation and Bylaws of the Company which may affect holders of Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary (as hereinafter defined) referred to under "Description of Depositary Shares") on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (a) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock) and (b) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to the holders of Junior Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Unless otherwise provided in the applicable Prospectus Supplement, shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (a) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (b) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (b) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least a majority of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     Unless otherwise specified in the applicable Prospectus Supplement, with respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

     As more fully described below under "Description of Depositary Shares," if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

TRANSFER AGENT AND REGISTRAR

     Unless otherwise indicated in a Prospectus Supplement relating thereto, the Company will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will in general be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts. However, there may be no market for the underlying Preferred Stock and once the underlying Preferred Stock is withdrawn from the Depositary, it may not be redeposited.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash, the Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock will be made available to holders of Depositary Receipts.

     The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes and governmental charges.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any moneys or other property to which such holders were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated by the Company or the Depositary only after (a) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made, (b) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (c) in the event the Depositary Shares relate to a series of Preferred Stock which is convertible into shares of Common Stock or another series of Preferred Stock, all outstanding Depositary Shares have been converted into shares of Common Stock or another series of Preferred Stock.

MISCELLANEOUS

     The Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Depositary's books, all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company as an entirety.

     Neither the Depositary nor any of its agents nor any registrar nor the Company will be (a) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (b) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or (c) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

RESIGNATION OR REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                          DESCRIPTION OF COMMON STOCK
GENERAL

     The holders of the outstanding shares of Common Stock have full voting rights, one vote for each share held of record. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met. Upon liquidation, dissolution, or winding up of the Company (but subject to the rights of holders of preferred stock of the Company, Cumulative Preferred Stock and Preference Stock), the assets legally available for distribution to holders of Common Stock will be distributed ratably among such holders. Holders of Common Stock have no preemptive or other subscription or conversion rights, and no liability for further calls upon shares. The Common Stock is not subject to assessment. Shares of Common Stock may be issued in series with a special initial dividend rate as hereinafter described (any such series, being referred to herein as "Special Common Stock"). No shares of Special Common Stock are outstanding and the Company does not intend to offer such securities in the future.

     Subject to the rights of holders of preferred stock of the Company, Cumulative Preferred Stock and Preference Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. Dividends on all series of Common Stock must have the same record and payment dates. No series of Common Stock may have preference over any other series as to the payment of dividends, but the amount of cash dividends paid may vary among series.

     Under the terms of the Articles of Incorporation, the initial dividend rate on any Special Common Stock issued by the Company must be established by the Board of Directors of the Company at or before the issuance thereof at an annual rate greater than four times the last quarterly dividend paid on Common Stock which is not Special Common Stock (referred to herein as "Original Common Stock").

     The initial dividend rate on each share of Special Common Stock must be reduced if the quarterly dividend on a share of Original Common Stock is reduced and on the same percentage basis. The initial dividend rate on each share of Special Common Stock must also be increased if the dividend on a share of Original Common Stock is increased and on the same percentage basis; provided that at no time may the dividend on a share of Special Common Stock of any series exceed the greater of (a) one-fourth of the initial annual dividend rate established at the time of issuance of any such share of Special Common Stock, or (b) the dividend rate concurrently being paid on each of the outstanding shares of Original Common Stock. Shares of Special Common Stock of any series will cease to be shares of Special Common Stock (and will thereafter be considered to be shares of Original Common Stock) at any time that the aggregate of all dividends paid during any fiscal year on shares of Special Common Stock of that series fails to exceed the aggregate of all dividends paid by the Company during such year on each share of Original Common Stock.

     The Company is the transfer agent and registrar for the Common Stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     The Company's Articles of Incorporation contain provisions which require a super-majority vote of the holders of Common Stock in order for certain types of business combinations to be approved. These provisions are applicable to (a) any merger or consolidation of the Company with or into a dominant stockholder (as hereinafter defined) or any entity controlled by a dominant stockholder, (b) any merger of a dominant stockholder with or into the Company or any corporation controlled by or under common control with the Company, (c) any sale, lease, exchange or transfer of all or substantially all of the property and assets of the Company to a dominant stockholder or any entity controlled by or under common control with a dominant stockholder, (d) any purchase, lease, exchange, transfer or acquisition by the Company of all or substantially all of the property and assets of a dominant stockholder or any entity controlled by or under common control with a dominant stockholder, (e) any recapitalization of the Company that would have the effect of increasing the voting power of a dominant stockholder, and (f) any agreement, contract or other arrangement providing for any of the foregoing. The term "dominant stockholder" is defined as any person that, together with any affiliate or associate, beneficially owns in the aggregate 10% or more of the outstanding Common Stock of the Company.

     The affirmative vote of not fewer than 85% of the outstanding shares of Common Stock must approve a business combination, unless (a) the Board of Directors of the Company has approved the business combination by the affirmative vote of (i) not fewer than 65% of its members if the business combination is approved in advance of the dominant stockholder becoming a dominant stockholder or the acquisition of shares of Common Stock that caused the dominant stockholder to become a dominant stockholder has been approved in advance, or (ii) not fewer than 85% of its members in all other circumstances, or (b) the Board of Directors of the Company by an affirmative vote of not fewer than 85% has determined that the cash or fair value of the properties, securities or other consideration to be received by the holders of Common Stock in the business combination is not less than the highest per share price paid by the dominant stockholder in acquiring any of its holdings of the Common Stock. These provisions may only be amended by an affirmative vote of 65% of the outstanding shares of the Company's Common Stock, unless there is a dominant stockholder at the time of the vote, in which event a vote of 85% of the outstanding shares of Common Stock is required.

     California law permits corporations to limit or eliminate the personal liability of their directors in any action, including actions brought by the corporation or its shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, a director must act in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. As a result, the available relief to a corporation and its shareholders may be limited to equitable remedies such as injunction or rescission if a company indemnifies its directors to the fullest extent permitted by California law.

     Article VIII of the Company's Articles of Incorporation and Bylaws limit the liability of directors of the Company to the Company or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by California law. Specifically, directors of the Company are not personally liable to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty as a director, except
(a) on account of profits made in connection with a purchase or sale of securities in violation of Section 16(b) of the Exchange Act, (b) if a court of competent jurisdiction determines that indemnification is unlawful, (c) for acts or omissions involving intentional misconduct or knowing and culpable violations of law, (d) for acts or omissions that the director believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (e) for any transaction for which the director derived an improper benefit, (f) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (g) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duties to the corporation or its shareholders, (h) for liabilities arising out of transactions in which the director had a personal interest, (i) for the approval of distributions to the Company's shareholders in violation of California law, or (j) for the approval of the making by the Company of any loan of money or property to a director or officer of the Company or the guarantee of the obligations of any such director or officer in violation of California law. The inclusion of these provisions in the Company's Articles of Incorporation and Bylaws may have the effect of reducing the likelihood of litigation against directors of the Company, even though such an action, if successful, might otherwise have benefited the Company or its shareholders.

CERTAIN PROVISIONS OF STATE AND FEDERAL LAW

     Arizona regulates certain business combinations by an "interested shareholder" of a public corporation if the public corporation (a) has issued securities under Section 12 of the Exchange Act, (b) has its principal place of business in the State of Arizona, (c) owns or controls assets located within the State of Arizona with a fair market value of at least one million dollars, and
(d) has more than 500 employees in the State of Arizona. The Company believes that these provisions are currently applicable to the Company. A person becomes an interested shareholder under the Arizona business combination statute upon the acquisition of 10% or more of the outstanding voting shares of the public corporation. The term "business combination" is broadly defined to include not only acquisitions, but also restructuring transactions and transactions in which the interested shareholder, or its associates or affiliates, receive financial assistance or tax advantages from the public corporation. Business combinations must be approved by a majority of the members of a committee of disinterested directors in advance of the interested person becoming an interested person or the consummation of the business combination must be delayed for three years and the price to be paid must meet certain fair price criteria. The committee must consider the long term interests of the public corporation in connection with approving any such transaction. Additional restrictions are applicable to acquisitions of control of 20% or more of a public corporation's voting stock.

     Under California law, if a tender offer or a written proposal for approval of a reorganization of a corporation or a sale of substantially all of its assets is made by an "interested party", an affirmative opinion in writing as to the fairness of the consideration to be received by the shareholders must be delivered to each shareholder. The term "interested party" means a person who is a party to the transaction and who (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (b) is, or is directly or indirectly controlled by, an officer or director of the corporation, or (c) is an entity in which a material financial interest is held by any director or executive officer.

     No public utility or any of its affiliates may acquire any of the capital stock of a public utility organized under California law, without CPUC approval, if (a) the acquiror transacts business in California, or (b) the CPUC determines that CPUC approval is otherwise required by the public interest. In addition, a change in control application must be filed with the CPUC in connection with any change in control of a public utility organized under California law. PSCN approval is also required prior to any proposed transfer of 15% or more of the common stock of a public utility doing business in Nevada.

     No person may acquire 5% or more of the voting stock of a gas utility (other than by merger), without Securities and Exchange Commission (the "Commission") approval, if such person owns 5% or more of the stock of another public utility or public utility holding company. A registered public utility holding company may not acquire any security of another gas utility without Commission approval, unless the transaction is exempt under the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), or the regulations promulgated thereunder. A person becomes a holding company required to be registered under PUHCA upon acquisition of 10% or more of the voting stock of a gas utility, unless the Commission determines that the person does not control the gas utility. The Commission may condition any such determination upon the applicant refraining from exercising voting rights, controlling proxies or designating officers or directors. The Commission may not approve the acquisition of securities of a gas utility unless it determines that the acquisition would tend toward the economical and efficient development of an integrated public utility system and would not be detrimental to investor interests. The Commission may also condition its approval of the acquisition of the securities of a gas utility upon a fair offer being made for the other securities of the utility.

     In addition to being a gas utility, the Company is also a savings and loan holding company. No person may acquire control of a savings and loan holding company without the prior approval of the OTS, unless the transaction is exempt. A person is conclusively deemed to have obtained control of a savings and loan holding company if it (a) has acquired any combination of voting stock and irrevocable proxies representing more than 25% of any class of voting stock of the savings and loan holding company, or (b) controls in any manner the election of a majority of the directors of the savings and loan holding company or savings and loan association. A person who has acquired more than 10% of any class of voting stock of the savings and loan holding company may also be deemed to have control of the savings and loan holding company if certain control factors are present.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by O'Melveny & Myers.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in the Annual Report on Form 10-K for the year ended December 31, 1994, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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

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

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

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHWEST GAS CORPORATION, SOUTHWEST GAS CAPITAL I, OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOUTHWEST GAS CORPORATION OR SOUTHWEST GAS CAPITAL I, SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                             PAGE
                                             ----
Summary Financial Information..............   S-4
Risk Factors...............................   S-6
The Company................................   S-9
Recent Operating Results...................  S-11
Capital Expenditures and Financing
  Programs.................................  S-12
The Trust..................................  S-12
Accounting Treatment.......................  S-13
Use of Proceeds............................  S-14
Description of the Preferred Securities....  S-14
Description of the Subordinated Debt
  Securities...............................  S-23
Effect of Obligations Under the
  Subordinated Debt Securities and the
  Guarantee................................  S-29
United States Federal Income Taxation......  S-30
Underwriting...............................  S-33
Legal Matters..............................  S-34
PROSPECTUS
Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
The Company................................     3
The Trust..................................     3
Use of Proceeds............................     4
Ratios of Earnings to Fixed Charges........     5
Description of Debt Securities.............     5
Particular Terms of Subordinated Debt
  Securities Issued in Connection with
  Preferred Securities.....................    11
Description of the Preferred Securities....    12
Description of the Guarantee...............    13
Description of Preferred Stock.............    15
Description of Depositary Shares...........    19
Description of Common Stock................    22
Plan of Distribution.......................    25
Legal Matters..............................    26
Experts....................................    26
-------------------------------------------------
-------------------------------------------------

------------------------------------------------------
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                                   2,400,000

                              PREFERRED SECURITIES

                            SOUTHWEST GAS CAPITAL I

                                    LOGO(R)

                            9.125% TRUST ORIGINATED

                         PREFERRED SECURITIES ("TOPRS")
                          GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                           SOUTHWEST GAS CORPORATION
                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.

                           DEAN WITTER REYNOLDS INC.

                            PAINEWEBBER INCORPORATED

                               SMITH BARNEY INC.


                                OCTOBER 26, 1995

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